TREDEGAR REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS

RICHMOND, VA--(BUSINESS WIRE)--March 15, 2024--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported fourth quarter and full year financial results for the period ended December 31, 2023.
Fourth quarter 2023 net income (loss) was $(35.6) million ($(1.04) per diluted share) compared to $(3.9) million ($(0.11) per diluted share) in the fourth quarter of 2022. Net income (loss) from ongoing operations, which excludes special items, was $(0.1) million ($(0.01) per diluted share) in the fourth quarter of 2023 compared to $0.5 million ($0.02 per diluted share) in the fourth quarter of 2022.
Full year 2023 net income (loss) was $(105.9) million ($(3.10) per diluted share) compared to $28.5 million ($0.84 per diluted share) in 2022. Net income (loss) from ongoing operations was $(4.7) million ($(0.15) per diluted share) in 2023 compared to $39.5 million ($1.17 per diluted share) in 2022. A reconciliation of net income (loss), a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income (loss) from ongoing operations, a non-GAAP financial measure, for the three months and year ended December 31, 2023 and 2022, is provided in Note (a) to the Financial Tables in this press release.
Fourth Quarter Financial Results Highlights
•Earnings before interest, taxes, depreciation and amortization (“EBITDA”) from ongoing operations for Aluminum Extrusions was $8.0 million in the fourth quarter of 2023 versus $8.9 million in the fourth quarter of last year and versus $5.1 million in the third quarter of 2023.
◦Sales volume was 32.9 million pounds in the fourth quarter of 2023 versus 37.2 million pounds in the fourth quarter of last year and versus 32.5 million pounds in the third quarter of 2023.
◦Open orders at the end of the fourth quarter of 2023 were approximately 14 million pounds (versus 17 million pounds at the end of the third quarter of 2023), which is below the quarterly range of 21 to 27 million pounds in 2019 before pandemic-related disruptions that resulted in excessive open orders, which peaked in the first quarter of 2022 at approximately 100 million pounds.
•EBITDA from ongoing operations for PE Films was $4.5 million in the fourth quarter of 2023 versus negative $2.6 million in the fourth quarter of 2022 and $4.0 million in the third quarter of 2023. Sales volume was 8.5 million pounds in the fourth quarter of 2023 versus 5.6 million pounds in the fourth quarter of last year and 7.2 million pounds in the third quarter of 2023.
•EBITDA from ongoing operations for Flexible Packaging Films (also referred to as “Terphane”) was $2.3 million during the fourth quarter of 2023 versus $7.0 million in the fourth quarter of 2022 and $0.5 million in the third quarter of 2023. Sales volume was 22.8 million pounds in the fourth quarter of 2023 versus 24.5 million pounds in the fourth quarter of 2022 and 22.2 million pounds in the third quarter of 2023. The Company believes that unfavorable variances throughout the fourth quarter of 2023 versus the fourth quarter of 2022 were primarily due to lower sales volume and lower margin, driven by global excess capacity and intense competition in Brazil from imports from multiple origins. See Status of Current Corporate Strategic Initiatives section of this report for information on the sale of Terphane.
John Steitz, Tredegar’s president and chief executive officer, said, “Results for the fourth quarter were better than expected and improved compared with the third quarter of 2023. There are signs that the downturn at Bonnell, which we believe is a residual impact of the pandemic and started in the second half of 2022, has hit bottom and that a recovery is underway. In addition, U.S. authorities have made favorable preliminary determinations regarding a trade case backed by a coalition of members of the Aluminum Extruders Council. At PE Films, EBITDA was $8.6 million during the second half of 2023 compared with $2.7 million during the first half. We expect that this positive recent performance will continue in 2024.”
Mr. Steitz further stated, “We continue to make progress on our corporate strategic initiatives. The process to complete the sale of Terphane is advancing as planned, including the review required by competition authorities in Brazil. In early November, we settled our pension plan. In late December, we executed an amendment of our credit agreement and conversion to an asset-based lending facility to support us during what has been an unprecedented cyclical downturn. Furthermore, favorable operating results have improved our outlook for our financial leverage.”
Mr. Steitz continued, “I’d like to express my sincere appreciation to all of the employees at Tredegar and its operating divisions for coming together as a team to meet head-on our significant business challenges in 2023.”

OPERATIONS REVIEW
Aluminum Extrusions
Aluminum Extrusions (or Bonnell Aluminum) produces high-quality, soft-alloy and medium-strength custom fabricated and finished aluminum extrusions primarily for the following markets: building and construction (“B&C”), automotive, and specialty (which consists of consumer durables, machinery and equipment, electrical and renewable energy, and distribution end-use products). A summary of results for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/	Year Ended		Favorable/
(In thousands, except percentages)	December 31,		(Unfavorable)	December 31,		(Unfavorable)
	2023	2022	% Change	2023	2022	% Change
Sales volume (lbs)	32,940	37,243	(11.6)%	138,451	174,670	(20.7)%
Net sales	$110,196	$127,805	(13.8)%	$474,803	$637,872	(25.6)%
Ongoing operations:
EBITDA	$8,008	$8,915	(10.2)%	$37,976	$66,800	(43.1)%
Depreciation & amortization	(4,675)	(4,568)	(2.3)%	(17,927)	(17,414)	(2.9)%
EBIT*	$3,333	$4,347	(23.3)%	$20,049	$49,386	(59.4)%
Capital expenditures	$2,477	$8,576		$20,339	$23,664
* For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.

The following table presents the sales volume by end use market for the three months ended December 31, 2023 and 2022, the three months ended September 30, 2023, and the years ended December 31, 2023 and 2022.

	Three Months Ended		Favorable/	Three Months Ended	Favorable/	Year Ended		Favorable/
(In millions of lbs)	December 31,		(Unfavorable)	September 30,	(Unfavorable)	December 31,		(Unfavorable)
	2023	2022	% Change	2023	% Change	2023	2022	% Change
Sales volume by end-use market:
Non-residential B&C	18.4	20.7	(11.1)%	18.0	2.2%	78.6	93.5	(15.9)%
Residential B&C	2.0	2.7	(25.9)%	1.6	25.0%	8.1	13.7	(40.9)%
Automotive	3.3	3.3	—%	3.9	(15.4)%	13.8	14.0	(1.4)%
Specialty products	9.2	10.5	(12.4)%	9.1	1.1%	38.0	53.5	(29.0)%
Total	32.9	37.2	(11.6)%	32.6	0.9%	138.5	174.7	(20.7)%
Fourth Quarter 2023 Results vs. Fourth Quarter 2022 Results
Net sales (sales less freight) in the fourth quarter of 2023 decreased 13.8% versus the fourth quarter of 2022 primarily due to lower sales volume and the pass-through of lower metal costs. Sales volume in the fourth quarter of 2023 decreased 11.6% versus the fourth quarter of 2022 but increased 1.5% versus third quarter of 2023. Beginning in the third quarter of 2022, the Company observed order cancellations and slowing order input as customers continued to report high inventory levels, which carried into 2023. The Company believes that its percentage changes in sales volume by end-use markets for 2023 versus 2022, particularly for residential B&C and the distribution sector within specialty products, were unfavorable versus the industry as a whole mainly due to surging imports.
Net new orders, which remain sluggish compared to historical levels, increased 55% in the fourth quarter of 2023 versus the fourth quarter of 2022, marking the sixth consecutive quarterly increase in incoming orders. Open orders at the end of the fourth quarter of 2023 were 14 million pounds (versus 17 million pounds at the end of the third quarter of 2023 and 41 million pounds at the end of the fourth quarter of 2022). This level is below the quarterly range of 21 to 27 million pounds in 2019 before pandemic-related disruptions that resulted in long lead times, driving a peak in open orders of approximately 100 million pounds during the first quarter of 2022. We believe that current open orders are below pre-pandemic levels due to higher interest rates, tighter lender requirements and the increase in remote working, which particularly impacts the non-residential B&C end-use market. In addition, data indicates that aluminum extrusion imports increased significantly in recent years, especially during the pandemic, and some of Bonnell Aluminum’s customers may have sourced, and continue to source, aluminum extrusions from producers outside the United States.

The Company is participating as part of a coalition of members of Aluminum Extruders Council who have filed a trade case with the Department of Commerce (“DOC”) and the U.S. International Trade Commission (“ITC”) against 15 countries in response to alleged large and increasing volumes of unfairly priced imports of aluminum extrusions since 2019. In November 2023, the ITC found that there is a reasonable indication that the American aluminum extrusions industry is materially injured or threatened with injury due to imports from 14 countries, including China. The ITC’s preliminary determination found that subject import volumes were significant and increasing, and that with regard to pricing, subject imports predominantly undersold the domestic product by volume in each year of the period of investigation. On March 5, 2024, the DOC announced its preliminary finding that the governments of China, Indonesia, Mexico and Turkey unfairly subsidize their aluminum extrusion industries. The DOC calculated a range of affirmative preliminary countervailing duties from each country. A preliminary anti-dumping determination for these four countries and the 10 other countries included in the initial petition is expected in May 2024. The Company expects the final ITC vote to occur in late 2024.
EBITDA from ongoing operations in the fourth quarter of 2023 decreased $0.9 million versus the fourth quarter of 2022, primarily due to:
•Lower volume ($3.6 million), higher labor and employee-related costs ($0.9 million), lower pricing ($0.6 million), and higher selling, general and administrative ("SG&A") expenses ($1.8 million), partially offset by lower supply expense ($1.9 million) and utility costs ($0.7 million);
•The timing of the flow-through under the first-in first-out (“FIFO”) method of aluminum raw material costs passed through to customers, previously acquired at higher prices in a quickly changing commodity pricing environment, resulted in a charge of $0.3 million in the fourth quarter of 2023 versus a charge of $1.7 million in the fourth quarter of 2022; and
•Inventories accounted for under the last in, first out (“LIFO”) method resulted in a benefit of $1.2 million in the fourth quarter of 2023 versus a charge of $2.9 million in the fourth quarter of 2022. In addition, the Company recorded a favorable out-of-period adjustment of $1.9 million related to inventory in the fourth quarter of 2022.
Full Year 2023 Results vs. Full Year 2022 Results
Net sales in 2023 decreased 25.6% versus 2022 primarily due to lower sales volume and the pass-through of lower metal costs.
EBITDA from ongoing operations decreased $28.8 million in 2023 versus 2022, primarily due to:
•Lower volume ($29.6 million), higher labor and employee-related costs ($4.5 million), lower labor productivity in the first half of 2023 ($0.9 million), higher supply expense, including higher paint expense associated with a shift to more painted product throughout 2023 and inflationary costs for other supplies ($1.2 million), higher freight rates ($0.8 million) and higher SG&A expenses ($1.5 million); partially offset by higher pricing, primarily in the first quarter of 2023 ($4.0 million), and lower utility costs ($2.3 million);
•The timing of the flow-through under the FIFO method of aluminum raw material costs passed through to customers, previously acquired at higher prices in a quickly changing commodity pricing environment, resulted in a charge of $1.1 million in 2023 versus a benefit of $0.1 million in 2022; and
•Inventories accounted for under the LIFO method resulted in a benefit of $1.2 million in 2023 versus a charge of $2.9 million in 2022. In addition, the Company recorded an unfavorable out-of-period adjustment of $0.6 million related to inventory and accrued labor costs in the third quarter and fourth quarters of 2022.
Aluminum Extrusions believes that it has adequate supply agreements for aluminum raw materials in 2024. See discussion of Quantitative and Qualitative Disclosures about Market Risk in Item 7a of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (“Form 10-K”) for additional information on aluminum price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Bonnell Aluminum are projected to be $9 million in 2024, including $4 million for productivity projects and $5 million for capital expenditures required to support continuity of operations. The projected spending reflects stringent spending measures that the Company has implemented to control its financial leverage (see “Debt, Financial Leverage, Debt Covenants and Debt Refinancing” section for more information). The multi-year implementation of new enterprise resource planning and manufacturing execution systems ("ERP/MES") has been reorganized with an extended implementation period. As a result, the earliest “go-live” date for the new ERP/MES is 2025. The ERP/MES project commenced in 2022, with spending to-date of approximately $21 million. Depreciation expense is projected to be $16 million in 2024. Amortization expense is projected to be $2 million in 2024.

PE Films
PE Films produces surface protection films, polyethylene overwrap films and films for other markets. A summary of results for PE Films is provided below:

	Three Months Ended		Favorable/	Year Ended		Favorable/
(In thousands, except percentages)	December 31,		(Unfavorable)	December 31,		(Unfavorable)
	2023	2022	% Change	2023	2022	% Change
Sales volume (lbs)	8,518	5,600	52.1%	29,355	32,873	(10.7)%
Net sales	$20,728	$14,959	38.6%	$76,763	$97,571	(21.3)%
Ongoing operations:
EBITDA	$4,516	$(2,594)	NM**	$11,217	$11,949	(6.1)%
Depreciation & amortization	(1,216)	(1,548)	21.4%	(6,522)	(6,280)	(3.9)%
EBIT*	$3,300	$(4,142)	NM**	$4,695	$5,669	(17.2)%
Capital expenditures	$266	$752		$1,772	$3,289
* For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.
** Not meaningful (“NM”)

Fourth Quarter 2023 Results vs. Fourth Quarter 2022 Results
Net sales in the fourth quarter of 2023 increased 38.6% versus the fourth quarter of 2022, with volume increases in both surface protection and overwrap films. Surface Protection sales volume increased 42% in the fourth quarter of 2023 versus the fourth quarter of 2022. Although fourth quarter volume in Surface Protection is typically low due to seasonality, sales volume in the fourth quarter of 2023 increased 8% versus the third quarter of 2023. Given recent volume improvements for Surface Protection and other market indicators, the Company believes that the consumer electronics market is now in recovery mode. Overwrap sales volume in the fourth quarter of 2023 increased 62% versus a weak fourth quarter of 2022.
EBITDA from ongoing operations in the fourth quarter of 2023 increased $7.1 million versus the fourth quarter of 2022, primarily due to:
•A $5.2 million increase from Surface Protection:
◦Higher contribution margin associated with higher volume and favorable mix ($2.1 million), operating efficiencies ($1.0 million), cost improvements ($0.6 million) and lower SG&A and research and development ($0.7 million), primarily from the closure of the technical center in the third quarter of 2023;
◦Inventories accounted for under the LIFO method resulted in a benefit of $1.0 million in the fourth quarter of 2023 versus a charge of $0.1 million in the fourth quarter of 2022; and
◦The pass-through lag associated with resin costs ($0.2 million charge in the fourth quarter of 2023 versus a benefit of $0.2 million in the fourth quarter of 2022).
•A $1.9 million increase from overwrap films primarily due to:
◦Higher contribution margin associated with higher volume and favorable mix ($0.6 million) and cost improvements ($0.7 million);
◦Inventories accounted for under the LIFO method resulted in a benefit of $0.3 million in the fourth quarter of 2023 versus a charge of $0.4 million in the fourth quarter of 2022; and
◦The pass-through lag associated with resin costs (a charge of $0.1 million in the fourth quarter of 2023 versus a benefit of $0.2 million in the fourth quarter of 2022).
See discussion of Quantitative and Qualitative Disclosures about Market Risk in Item 7a of the Form 10-K for additional information on resin price trends.
Full Year 2023 Results vs. Full Year 2022 Results
Net sales in 2023 decreased 21.3% versus 2022, primarily due to lower volume in Surface Protection, resulting from weak demand in the consumer electronics market and customer inventory corrections during 2023. Sales volume in 2023 for surface protection films declined 22% and increased 2% for overwrap films versus 2022.
EBITDA from ongoing operations in 2023 decreased $0.7 million versus 2022 primarily due to:
•A $5.7 million decrease from Surface Protection:

◦Lower contribution margin for non-transitioning products associated with a market slowdown and customer inventory corrections ($11.1 million) and for previously disclosed customer product transitions ($0.7 million), partially offset by favorable pricing ($0.5 million), operating efficiencies ($2.6 million) and cost improvements ($3.2 million);
◦The pass-through lag associated with resin costs ($0.3 million charge in 2023 versus a benefit of $0.5 million in 2022);
◦A foreign currency transaction gain of $0.2 million in 2023 versus a gain of $0.8 million in 2022; and
◦Inventories accounted for under the LIFO method resulted in a benefit of $1.0 million in 2023 versus a charge of $0.1 million in 2022.
•A $5.0 million increase from overwrap films primarily due:
◦Higher contribution margin associated with higher volume and favorable mix ($1.3 million), cost improvements ($3.1 million) and lower SG&A ($0.4 million);
◦The pass-through lag associated with resin costs (a charge of $0.2 million in 2023 versus a benefit of $0.4 million in 2022); and
◦Inventories accounted for under the LIFO method resulted in a benefit of $0.3 million in 2023 versus a charge of $0.4 million in 2022.
Closure of PE Films Technical Center
In August 2023, the Company adopted a plan to close the PE Films technical center in Richmond, VA and reduce its efforts to develop and sell films supporting the semiconductor market. Future research and development activities for PE Films will be performed at the facility in Pottsville, PA. PE Films continues to have new business opportunities primarily relating to surface protection films that protect components of flat panel and flexible displays. The Company anticipates all activities to cease at the PE Films technical center in Richmond, VA, by the end of the first quarter of 2024. The Company recognized total expense incurred through December 31, 2023 associated with exit activities of $1.3 million for: (i) severance and related costs ($0.9 million) and (ii) building closure costs ($0.4 million). In addition, the Company recognized a non-cash asset impairment ($3.5 million), accelerated depreciation ($0.3 million) and a gain on the lease modification ($0.1 million). Net annual cash savings of $3.4 million are anticipated, which began in the fourth quarter of 2023.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for PE Films are projected to be $2 million in 2024, including $1 million for productivity projects and $1 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $6 million in 2024. There is no amortization expense for PE Films.
Flexible Packaging Films
Flexible Packaging Films produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of results for Flexible Packaging Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Year Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	December 31,			December 31,
	2023	2022		2023	2022
Sales volume (lbs)	22,805	24,475	(6.8)%	88,536	106,685	(17.0)%
Net sales	$31,464	$40,022	(21.4)%	$126,326	$168,139	(24.9)%
Ongoing operations:
EBITDA	$2,307	$6,957	(66.8)%	$4,383	$27,452	(84.0)%
Depreciation & amortization	(750)	(721)	(4.0)%	(2,865)	(2,444)	(17.2)%
EBIT*	$1,557	$6,236	(75.0)%	$1,518	$25,008	(93.9)%
Capital expenditures	$1,433	$841		$4,323	$8,151
* For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.

Fourth Quarter 2023 Results vs. Fourth Quarter 2022 Results
Net sales in the fourth quarter of 2023 decreased 21.4% compared to the fourth quarter of 2022. The Company believes that unfavorable variances throughout 2023 versus 2022 were primarily due to lower sales volume and lower margin driven by global excess capacity and competition in Brazil from imports.
EBITDA from ongoing operations in the fourth quarter of 2023 decreased by $4.7 million versus the fourth quarter of 2022, primarily due to:
•Lower selling prices from the pass-through of lower resin costs and margin pressures ($4.3 million), lower sales volume ($1.0 million) and higher variable costs ($3.2 million), partially offset by lower raw material costs ($2.7 million) and lower SG&A expenses ($1.4 million); and
•Foreign currency transaction losses ($0.2 million) in the fourth quarter of 2023 compared to foreign currency transaction gains ($0.1 million) in the fourth quarter of 2022.
Full Year 2023 Results vs. Full Year 2022 Results
Net sales in 2023 decreased 24.9% compared to 2022, primarily due to lower sales volume and lower margin that the Company believes were driven by excess global capacity and competition in Brazil from imports, partially offset by favorable product mix.
EBITDA from ongoing operations in 2023 decreased by $23.1 million versus 2022, primarily due to:
•Lower selling prices from the pass-through of lower resin costs and margin pressures ($17.6 million), lower sales volume ($9.7 million), higher fixed costs ($1.0 million, primarily due to under absorption from lower production volumes) and higher variable costs ($1.3 million, including higher costs resulting from quality issues), partially offset by lower raw material costs ($5.9 million) and lower SG&A expenses ($2.3 million);
•Foreign currency transaction losses ($0.3 million) in 2023 compared to foreign currency transaction losses ($0.2 million) in 2022; and
•Net unfavorable foreign currency translation of Real-denominated operating costs ($1.4 million) in 2023 versus 2022.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Terphane are projected to be $4 million in 2024 for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $3 million in 2024. Amortization expense is projected to be $0.1 million in 2024.
Corporate Expenses, Interest & Taxes
Corporate expenses, net in 2023 decreased by $1.8 million compared to 2022, primarily due to lower pension expense as a result of the pension plan termination completed in 2023 ($3.7 million), lower accruals for employee-related compensation ($2.1 million) and lower stock-based compensation ($1.4 million), partially offset by higher professional fees associated with business development activities ($3.2 million) and a charge to adjust the initial purchase price of the nonparticipating single premium group annuity contract as a result of the routine administrative process to transition the pension plan ($2.0 million).
Interest expense was $11.6 million in 2023 in comparison to $5.0 million in 2022, primarily due to higher weighted average total debt outstanding, higher interest rates and the write-off of $1.1 million of deferred financing fees.
The effective tax rate used to compute income taxes (benefit) in 2023 was 33.8% compared to 13.4% in 2022. The increase in the effective tax rate is primarily due to tax benefits previously recorded in other comprehensive income (loss) that were released as a result of the pension plan termination, partially offset by a reduction in Brazilian tax incentives as a percentage of income. The stranded taxes released with the termination of the pension plan represent the effect of the change in federal and state tax rates on pension-related deferred tax items initially recorded in other comprehensive income. The related stranded taxes were released in full in 2023. As of December 31, 2023, the Company had potential U.S. federal income tax benefits of $22 million that could be realized from the utilization against future taxable income of existing U.S. foreign tax credit, net operating loss, research & development and interest limitation carryforwards. See Note (e) to Financial Tables for information related to the effective tax rate from ongoing operations. For an explanation of differences between the effective tax rate and the U.S. federal statutory rate for 2023 and 2022, see Note 12 “Income Taxes” to the Consolidated Financial Statements included in Item 15 “Exhibits and Financial Statements Schedules” (“Item 15”) of the Form 10-K.
Status of Current Corporate Strategic Initiatives
The status of current corporate strategic initiatives is as follows:

Agreement to Sell Terphane
On September 1, 2023, the Company announced that it had entered into a definitive agreement to sell Terphane to Oben Group (the “Contingent Terphane Sale”). Completion of the sale is contingent upon the satisfaction of customary closing conditions, including the receipt of certain competition filing approvals by authorities in Brazil and Colombia. On October 27, 2023, the Company filed the requisite competition forms with the Administrative Council for Economic Defense (“CADE”) in Brazil. The regulatory review process is ongoing and in line with the Company’s expectations. CADE’s maximum deadline for completing its review is no later than November 18, 2024. The merger review regarding the transaction was cleared by the Colombian authority in early February 2024.
As of December 31, 2023, the Company has reported results for Terphane as a continuing operation, given the early stage of the approval process by authorities. If the Contingent Terphane Sale transaction is completed, the Company expects to realize after-tax cash proceeds of $85 million after deducting projected Brazil withholding taxes, escrow funds, U.S. capital gains taxes and transaction costs. Actual after-tax net proceeds may differ from this estimate due to possible changes in deductions and the Company's tax situation during the potentially lengthy interim period to the closing date.
Debt, Financial Leverage, Debt Covenants and Debt Refinancing
Total debt was $146.3 million at December 31, 2023, $155.0 million at September 30, 2023 and $137.0 million at December 31, 2022. Cash, cash equivalents and restricted cash were $13.5 million at December 31, 2023, $48.6 million at September 30, 2023 and $19.2 million at December 31, 2022. Net debt (total debt in excess of cash, cash equivalents and restricted cash), a non-GAAP financial measure, was $132.8 million at December 31, 2023, $106.4 million at September 30, 2023 and $117.8 million at December 31, 2022. See Note (f) to the Financial Tables for a reconciliation of net debt to the most directly comparable GAAP financial measure.
The Company has been focused on managing net working capital, capital expenditures and costs during the current slowdown in business. Total debt increased $9.3 million and net debt increased $15.0 million at the end of 2023 versus the end of 2022 due to the $27.7 million contribution to the pension plan in the fourth quarter of 2023, partially offset by lower net working capital.
In November 2023, the Company disclosed its intent to reduce the risk of a debt covenant violation during a severe cyclical downturn impacting all of its businesses at the same time by transitioning from a “cash flow” based revolving credit facility (which uses Credit EBITDA) to an asset based revolving credit facility.
On October 26, 2023, Terphane Limitada (“Terphane”), the Company’s wholly owned subsidiary in Brazil, borrowed $20 million secured by certain of its assets (“Terphane Brazil Loan”). This U.S. Dollar borrowing matures on October 30, 2028, with interest payable quarterly at an annual floating interest rate of the Secured Overnight Financing Rate (“SOFR”) plus 5.99%. The SOFR rate was 5.36% as of December 31, 2023. Quarterly principal payments of $1.7 million begin starting in year 3 of the loan. There are no prepayment penalties. The Company expects that the Terphane Brazil Loan will be repaid (and collateral released) upon the closing of the Contingent Terphane Sale. On October 26, 2023, the Company borrowed $20 million from Terphane Brazil (the “Intercompany Loan”) at the same interest rate as the Terphane Brazil Loan, thereby transferring the funds to the U.S. The Company will repay the Intercompany Loan in conjunction with the closing of the Contingent Terphane Sale.
On December 27, 2023, the Company entered into Amendment No. 3 (the “ABL Facility”) to the Second Amended and Restated Credit Agreement dated June 29, 2022, which provides the Company with a $180 million senior secured asset-based revolving credit facility that will expire on June 30, 2026. The ABL Facility amended the Company’s existing $200 million revolving, secured credit facility that was scheduled to mature on June 29, 2027 (the “Prior Credit Agreement”). As of December 31, 2023, the Company was in compliance with all covenants under the ABL Facility. Availability for borrowings under the ABL Facility is governed by a borrowing base, determined by the application of specified advance rates against eligible assets, including trade accounts receivable, inventory, owned real properties and owned machinery and equipment. As of December 31, 2023, excess available borrowings under the ABL Facility were approximately $22.9 million, based upon the outstanding borrowing base availability net of the financial covenant for Minimum Liquidity (as defined in the ABL Facility). Upon the earlier of March 31, 2025 or the date the Company receives the proceeds from the sale of Terphane (the “ABL Adjustment Date”), the $180 million ABL Facility will be reduced to $125 million. If the Contingent Terphane Sale is not completed by the ABL Adjustment Date, the Company may have to undertake alternative financing plans, subject to the limitations imposed by the ABL Facility, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or raising additional capital. Refer to Note 7 “Debt and Credit Agreements” to the Consolidated Financial Statements in Item 15 of the Form 10-K for an explanation of the financial highlights and primary debt covenants.
Pension Plan Termination
On September 27, 2023, the Company borrowed $30 million under the Prior Credit Agreement in anticipation of the final funding expected for terminating its defined benefit pension plan obligation. On October 31, 2023, the Company used this cash to contribute $27.7 million to fully fund the pension plan with the amount necessary to purchase from Massachusetts Mutual Life Insurance Company a nonparticipating single premium group annuity contract for $157.5 million. On November 3, 2023, the pension plan termination and settlement process was completed, and the Company’s relevant pension plan obligation was transferred to Massachusetts Mutual Life Insurance Company. This completed the pension plan termination process that began in February 2022. As a result of the routine administrative process to transition the pension plan, the Company recognized a $2.0 million charge to adjust the initial purchase price of the nonparticipating single premium group annuity contract. During 2023, the Company recognized a pre-tax pension settlement loss of $92.3 million.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When the Company uses the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, it does so to identify forward-looking statements. Such statements are based on the Company's then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ materially from expectations include, without limitation, the following:
•inability to successfully complete strategic dispositions, including the Contingent Terphane Sale, failure to realize the expected benefits of such dispositions and assumption of unanticipated risks in such dispositions;
•inability to successfully transition into an asset based revolving lending facility;
•noncompliance with any of the financial and other restrictive covenants in the Company's asset-based credit facility;
•the impact of macroeconomic factors, such as inflation, interest rates, recession risks and other lagging effects of the COVID-19 pandemic
•an increase in the operating costs incurred by the Company’s business units, including, for example, the cost of raw materials and energy;
•failure to continue to attract, develop and retain certain key officers or employees;
•disruptions to the Company’s manufacturing facilities, including those resulting from labor shortages;
•inability to develop, efficiently manufacture and deliver new products at competitive prices;
•the impact of the imposition of tariffs and sanctions on imported aluminum ingot used by Bonnell Aluminum;
•failure to prevent foreign companies from evading anti-dumping and countervailing duties;
•unanticipated problems or delays with the implementation of an enterprise resource planning and manufacturing executions systems, or security breaches and other disruptions to the Company's information technology infrastructure;
•loss or gain of sales to significant customers on which the Company’s business is highly dependent;
•inability to achieve sales to new customers to replace lost business;
•failure of the Company’s customers to achieve success or maintain market share;
•failure to protect our intellectual property rights;
•risks of doing business in countries outside the U.S. that affect our international operations;
•political, economic and regulatory factors concerning the Company’s products;
•competition from other manufacturers, including manufacturers in lower-cost countries and manufacturers benefiting from government subsidies;
•impact of fluctuations in foreign exchange rates;
•the termination of anti-dumping duties on products imported to Brazil that compete with products produced by Flexible Packaging;
•an information technology system failure or breach;
•the impact of public health epidemics on employees, production and the global economy, such as the COVID-19 pandemic;
•inability to successfully identify, complete or integrate strategic acquisitions; failure to realize the expected benefits of such acquisitions and assumption of unanticipated risks in such acquisitions;

•impairment of the Surface Protection reporting unit's goodwill;
•failure to establish and maintain effective internal control over financial reporting;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” Part I, Item 1A of the Form 10-K. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is an industrial manufacturer with three primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets; surface protection films for high-technology applications in the global electronics industry; and specialized polyester films primarily for the Latin American flexible packaging market. Tredegar had 2023 sales of $705 million. With approximately 1,900 employees, the Company operates manufacturing facilities in North America, South America, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Sales	$169,344	$189,149	$704,825	$938,564
Other income (expense), net (c)(d)	(2,357)	(172)	(2,147)	1,009
	166,987	188,977	702,678	939,573

Cost of goods sold (c)	141,778	162,113	599,110	764,042
Freight	6,956	6,363	26,933	34,982
Selling, R&D and general expenses (c)	19,349	20,986	79,968	85,004
Amortization of identifiable intangibles	464	538	1,897	2,520
Pension and postretirement benefits	890	4,083	10,844	14,569
Interest expense	3,815	1,832	11,607	4,990
Asset impairments and costs associated with exit and disposal activities, net of adjustments (c)	465	—	5,167	622
Pension settlement loss	66,679	—	92,291	—
Goodwill impairment (g)	—	—	34,891	—
	240,396	195,915	862,708	906,729
Income (loss) before income taxes	(73,409)	(6,938)	(160,030)	32,844
Income tax expense (benefit)(c)	(37,818)	(3,071)	(54,125)	4,389
Net income (loss)	$(35,591)	$(3,867)	$(105,905)	$28,455

Earnings (loss) per share:
Basic	$(1.04)	$(0.11)	$(3.10)	$0.84
Diluted	$(1.04)	$(0.11)	$(3.10)	$0.84

Shares used to compute earnings (loss) per share:
Basic	34,289	33,882	34,133	33,806
Diluted	34,289	33,882	34,133	33,826

Tredegar Corporation
Net Sales and EBITDA from Ongoing Operations by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net Sales
Aluminum Extrusions	$110,196	$127,805	$474,803	$637,872
PE Films	20,728	14,959	76,763	97,571
Flexible Packaging Films	31,464	40,022	126,326	168,139
Total net sales	162,388	182,786	677,892	903,582
Add back freight	6,956	6,363	26,933	34,982
Sales as shown in the condensed consolidated statements of income	$169,344	$189,149	$704,825	$938,564

EBITDA from Ongoing Operations
Aluminum Extrusions:
Ongoing operations:
EBITDA (b)	$8,008	$8,915	$37,976	$66,800
Depreciation & amortization	(4,675)	(4,568)	(17,927)	(17,414)
EBIT (b)	3,333	4,347	20,049	49,386
Plant shutdowns, asset impairments, restructurings and other (c)	(1,736)	(190)	(3,557)	(310)
PE Films:
Ongoing operations:
EBITDA (b)	4,516	(2,594)	11,217	11,949
Depreciation & amortization	(1,216)	(1,548)	(6,522)	(6,280)
EBIT (b)	3,300	(4,142)	4,695	5,669
Plant shutdowns, asset impairments, restructurings and other (c)	(408)	4	(4,972)	(646)
Goodwill impairment (g)	—	—	(34,891)	—
Flexible Packaging Films:
Ongoing operations:
EBITDA (b)	2,307	6,957	4,383	27,452
Depreciation & amortization	(750)	(721)	(2,865)	(2,444)
EBIT (b)	1,557	6,236	1,518	25,008
Plant shutdowns, asset impairments, restructurings and other (c)	(34)	(5)	(113)	(91)
Total	6,012	6,250	(17,271)	79,016
Interest income	387	16	522	57
Interest expense	3,815	1,832	11,607	4,990
Gain on investment in kaleo, Inc. (d)	—	—	262	1,406
Stock option-based compensation costs	—	271	231	1,424
Pension settlement loss	66,679	—	92,291	—
Corporate expenses, net (c)	9,314	11,101	39,414	41,221
Income (loss) before income taxes	(73,409)	(6,938)	(160,030)	32,844
Income tax expense (benefit)	(37,818)	(3,071)	(54,125)	4,389
Net income (loss)	$(35,591)	$(3,867)	$(105,905)	$28,455

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31, 2023	December 31, 2022
Assets
Cash & cash equivalents	$9,660	$19,232
Restricted cash	3,795	—
Accounts & other receivables, net	67,938	84,544
Income taxes recoverable	1,182	733
Inventories	82,037	127,771
Prepaid expenses & other	12,065	10,304
Total current assets	176,677	242,584
Property, plant & equipment, net	183,455	186,411
Right-of-use leased assets	11,848	14,021
Identifiable intangible assets, net	9,851	11,690
Goodwill (g)	35,717	70,608
Deferred income taxes	25,034	13,900
Other assets	3,879	2,879
Total assets	$446,461	$542,093
Liabilities and Shareholders’ Equity
Accounts payable	$95,023	$114,938
Accrued expenses	24,442	31,603
Lease liability, short-term	2,107	2,035
ABL revolving facility (matures on June 30, 2026) (i)	126,322	—
Income taxes payable	1,210	1,137
Total current liabilities	249,104	149,713
Lease liability, long-term	10,942	12,738
Long-term debt	20,000	137,000
Pension and other postretirement benefit obligations, net	6,643	35,046
Other non-current liabilities	4,119	5,834
Shareholders’ equity	155,653	201,762
Total liabilities and shareholders’ equity	$446,461	$542,093

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$(105,905)	$28,455
Adjustments for noncash items:
Depreciation	25,786	23,882
Amortization of intangibles	1,897	2,520
Reduction of right-of-use assets	2,220	2,098
Goodwill impairment	34,891	—
Deferred income taxes	(56,098)	544
Accrued pension and postretirement benefits	10,844	14,602
Pension settlement loss	92,291	—
Stock-based compensation expense	1,978	3,619
Gain on investment in kaléo	(262)	(1,406)
Impairment of Richmond, Virginia Technical Center assets	3,454	—
Changes in assets and liabilities:
Accounts and other receivables	17,400	18,569
Inventories	47,607	(37,771)
Income taxes recoverable/payable	(406)	(6,423)
Prepaid expenses and other	1,204	(2,526)
Accounts payable and accrued expenses	(25,165)	(14,916)
Lease liability	(2,299)	(2,301)
Pension and postretirement benefit plan contributions	(28,269)	(50,660)
Other, net	2,827	870
Net cash provided by (used in) operating activities	23,995	(20,844)
Cash flows from investing activities:
Capital expenditures	(26,446)	(36,875)
Proceeds on sale of investment in kaléo	262	1,406
Proceeds from the sale of assets	—	10
Net cash provided by (used in) investing activities	(26,184)	(35,459)
Cash flows from financing activities:
Borrowings	116,134	313,500
Debt principal payments	(107,713)	(249,500)
Dividends paid	(8,884)	(16,974)
Debt financing fees	(4,021)	(1,245)
Other	—	(396)
Net cash provided by (used in) financing activities	(4,484)	45,385
Effect of exchange rate changes on cash	896	(371)
Increase (decrease) in cash, cash equivalents and restricted cash	(5,777)	(11,289)
Cash, cash equivalents and restricted cash at beginning of period	19,232	30,521
Cash, cash equivalents and restricted cash at end of period	$13,455	$19,232

Notes to the Financial Tables
(Unaudited)

(a) Tredegar’s presentation of net income (loss) and diluted earnings (loss) per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes gains and losses for an investment accounted for under the fair value method) which have been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under GAAP. Net income (loss) and diluted earnings (loss) per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income (loss) and diluted earnings (loss) per share from ongoing operations for the three months and the years ended December 31, 2023 and 2022 is shown below:

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2023	2022	2023	2022
Net income (loss) as reported under GAAP[1]	$(35.6)	$(3.9)	$(105.9)	$28.5
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.3	—	4.0	0.5
(Gains) losses from sale of assets and other:
Gain associated with the investment in kaléo	—	(0.1)	(0.2)	(1.1)
Tax expense (benefit) from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits	(0.2)	—	1.3	(3.8)
Group annuity contract premium expense[4]	1.6	—	1.6	—
Other	2.1	1.3	8.1	4.1
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[2]	0.7	3.2	8.4	11.3
Pension settlement loss[4]	31.0	—	51.0	—
Goodwill impairment[3]	—	—	27.0	—
Net income (loss) from ongoing operations[1]	$(0.1)	$0.5	$(4.7)	$39.5

Earnings (loss) per share as reported under GAAP (diluted)	$(1.04)	$(0.11)	$(3.10)	$0.84
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.01	—	0.12	0.01
(Gains) losses from sale of assets and other:
Gain associated with the investment in kaléo	—	—	(0.01)	(0.03)
Tax expense (benefit) from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits	(0.01)	—	0.04	(0.11)
Group annuity contract premium expense[4]	0.05	—	0.05	—
Other	0.06	0.04	0.23	0.13
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[2]	0.02	0.09	0.25	0.33
Pension settlement loss[4]	0.90	—	1.48	—
Goodwill impairment[3]	—	—	0.79	—
Earnings (loss) per share from ongoing operations (diluted)	$(0.01)	$0.02	$(0.15)	$1.17
1. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) are shown in Note (e).
2. For more information, see Note (h).
3. For more information, see Note (g).
4. For more information, see “Status of Current Corporate Strategic Initiatives” section of this press release.

(b) EBITDA (earnings before interest, taxes, depreciation and amortization) from ongoing operations is the key segment profitability metric used by the Company’s chief operating decision maker to assess segment financial performance. The Company uses sales less freight (“net sales”) as its measure of revenues from external customers at the segment level. For more business segment information, see Note 13 “Business Segments” to the Consolidated Financial Statements included in Item 15 of the Form 10-K.
    EBIT (earnings before interest and taxes) from ongoing operations is a non-GAAP financial measure included in the accompanying tables and the reconciliation of segment financial information to consolidated results for the Company in the net sales and EBITDA from ongoing operations by segment statements.  It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) as defined by GAAP.  The Company believes that EBIT is a widely understood and utilized metric that is meaningful to certain investors and that including this financial metric in the reconciliation of management’s performance metric, EBITDA from ongoing operations, provides useful information to those investors that primarily utilize EBIT to analyze the Company’s core operations.
(c) Gains and losses associated with plant shutdowns, asset impairments, restructurings and other items for the three months and the years ended December 31, 2023 and 2022 detailed below are shown in the statements of net sales and EBITDA from ongoing operations by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.

	Three Months Ended December 31, 2023		Year Ended December 31, 2023
(In millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Other restructuring costs - severance	$—	$—	$0.1	$0.1
(Gains) losses from sale of assets, investment writedowns and other items:
Consulting expenses for ERP/MES project[1]	0.6	0.5	1.8	1.4
Storm damage to the Newnan, Georgia plant[1]	—	—	0.5	0.4
Legal fees associated with the Aluminum Extruders Trade Case[1]	0.5	0.4	0.5	0.4
Total for Aluminum Extrusions	$1.1	$0.9	$2.9	$2.3
PE Films:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Impairment of Richmond, Virginia Technical Center assets[4]	$0.1	$0.1	$3.5	$2.7
Richmond, Virginia Technical Center closure expenses, including severance[4]	0.1	0.1	1.3	1.0
Richmond, Virginia Technical Center accelerated depreciation[4]	0.3	0.2	0.3	0.2
Richmond, Virginia Technical Center lease modification[4]	(0.1)	(0.1)	(0.1)	(0.1)
Goodwill impairment[5]	—	—	34.9	27.0
Total for PE Films	$0.4	$0.3	$39.9	$30.8
Flexible Packaging Films:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Other restructuring costs - severance	$—	$—	$0.1	$0.1
Total for Flexible Packaging Films	$—	$—	$0.1	$0.1
Corporate:
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities[1]	$0.7	$0.6	$5.3	$4.2
Professional fees associated with remediation activities related to internal control over financial reporting[1]	0.8	0.6	2.0	1.6
Write-down of investment in Harbinger Capital Partners Special Situations Fund[2]	—	—	0.2	0.1
Tax expense from adjustment to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits[3]	—	(0.2)	—	1.3
Group annuity contract premium expense[2,7]	2.0	1.6	2.0	1.6
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[6]	0.9	0.7	10.8	8.4
Pension settlement loss[7]	66.7	31.0	92.3	51.0
Total for Corporate	$71.1	$34.3	$112.6	$68.2
1.Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
2. Included in “Other income (expense), net” in the condensed consolidated statements of income.
3. Included in “Income tax expense (benefit)” in the condensed consolidated statements of income.
4. For more information, see “PE Films” section of this press release.
5. For more information, see Note (g).
6. For more information, see Note (h).
7. For more information, see “Status of Current Corporate Strategic Initiatives” section of this press release.

	Three Months Ended December 31, 2022		Year Ended December 31, 2022
(In millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses[2]	$—	$—	$0.1	$0.1
Environmental charges at Newnan, Georgia plant[4]	0.1	0.1	0.1	0.1
Storm damage to the Newnan, Georgia plant[1]	0.1	0.1	0.1	0.1
Total for Aluminum Extrusions	$0.2	$0.2	$0.3	$0.3
PE Films:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Other restructuring costs - severance	$—	$—	$0.5	$0.4
(Gain) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses[2]	—	—	0.2	0.1
Total for PE Films	$—	$—	$0.7	$0.5
Flexible Packaging Films:
(Gains) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses[2]	$0.1	$0.1	$0.1	$0.1
Total for Flexible Packaging Films	$0.1	$0.1	$0.1	$0.1
Corporate:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Other restructuring costs - severance	$—	$—	$0.1	$0.1
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities[1]	0.8	0.6	2.4	1.8
Professional fees associated with remediation activities related to internal control over financial reporting[1]	0.6	0.4	2.6	2.0
Stock compensation expense associated with the fair value remeasurement of awards granted at the time of the 2020 Special Dividend[1]	—	—	(0.3)	(0.2)
Tax benefit from adjustment to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits[3]	—	—	—	(3.8)
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[5]	4.0	3.2	14.4	11.3
Total for Corporate	$5.4	$4.2	$19.2	$11.2
1. Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
2. Included in “Other income (expense), net” in the condensed consolidated statements of income.
3. Included in “Income tax expense (benefit)” in the condensed consolidated statements of income.
4. Included in "Costs of goods sold" in the condensed consolidated statements of income.
5. For more information, see Note (h).

(d) On December 27, 2021, the Company completed the sale of its investment interests in kaleo, Inc. and received closing cash proceeds of $47.1 million. Subsequently, in May 2022 and January 2023, additional cash consideration of $1.4 million and $0.3 million, respectively, was received related to customary post-closing adjustments, which is reported in “Other income (expense), net” in the condensed consolidated statements of income.
(e) Tredegar’s presentation of net income (loss) from ongoing operations is a non-GAAP financial measure that excludes the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which has been presented separately and removed from net income (loss) as reported under GAAP. Net income (loss) from ongoing operations is a key financial and analytical measure used by management to gauge the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) as defined by GAAP. It excludes items that we believe do not relate to Tredegar’s ongoing operations.

Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) from ongoing operations for the three months and years ended December 31, 2023 and 2022 and are shown below in order to show the impact on the effective tax rate:

(In millions)	Pre-Tax	Taxes Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended December 31, 2023	(a)	(b)		(b)/(a)
Net income (loss) reported under GAAP	$(73.4)	$(37.8)	$(35.6)	51.5%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.4	0.1	0.3
(Gains) losses from sale of assets and other	4.6	1.1	3.5
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination	0.9	0.2	0.7
Pension settlement loss	66.7	35.7	31.0
Net income (loss) from ongoing operations	$(0.8)	$(0.7)	$(0.1)	87.5%
Three Months Ended December 31, 2022
Net income (loss) reported under GAAP	$(6.9)	$(3.0)	$(3.9)	43.5%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	—	—
(Gains) losses from sale of assets and other	1.7	0.5	1.2
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination	4.0	0.8	3.2
Net income (loss) from ongoing operations	$(1.2)	$(1.7)	$0.5	141.7%
Year Ended December 31, 2023
Net income (loss) reported under GAAP	$(160.0)	$(54.1)	$(105.9)	33.8%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	5.2	1.2	4.0
(Gains) losses from sale of assets and other	12.0	1.2	10.8
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination	10.8	2.4	8.4
Pension settlement loss	92.3	41.3	51.0
Goodwill impairment	34.9	7.9	27.0
Net income (loss) from ongoing operations	$(4.8)	$(0.1)	$(4.7)	2.1%
Year Ended December 31, 2022
Net income (loss) reported under GAAP	$32.8	$4.3	$28.5	13.4%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.6	0.1	0.5
(Gains) losses from sale of assets and other	3.9	4.7	(0.8)
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination	14.4	3.1	11.3
Net income (loss) from ongoing operations	$51.7	$12.2	$39.5	23.8%
(f) Net debt is calculated as follows:

(In millions)	December 31,	December 31,
	2023	2022
ABL revolving facility (matures on June 30, 2026) (i)	$126.3	$—
Long-term debt	20.0	137.0
Total debt	146.3	137.0
Less: Cash and cash equivalents	9.7	19.2
Less: Restricted cash	3.8	—
Net debt	$132.8	$117.8
Receipts that have not yet been applied to the ABL Facility are classified as restricted cash in the accompanying condensed consolidated balance sheets. Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

(g) During 2023, uncertainty about the timing of a recovery in the consumer electronics market persisted, and manufacturers in the supply chain for consumer electronics continued to experience reduced capacity utilization and inventory corrections. In light of the limited visibility on the timing of a recovery and the expected adverse future impact to the Surface Protection business, coupled with a cautious outlook on new product development opportunities, the Company performed a Step 1 goodwill impairment analysis, as of June 30, 2023 and September 30, 2023, of the Surface Protection component of PE Films. The analyses concluded that the fair value of Surface Protection was less than its carrying value, thus a non-cash partial goodwill impairment of $34.9 million ($27.0 million after deferred income tax benefits) was recognized during 2023. As of December 1, 2023, the Company’s reporting units with goodwill were Surface Protection in PE Films and Futura in Aluminum Extrusions. Both of these reporting units have separately identifiable operating net assets (operating assets including goodwill and identifiable intangible assets net of operating liabilities). The Company's Step 0 analysis of these reporting units concluded that it is more likely than not that the fair value of each reporting unit was greater than its carrying value. Therefore, the Step 1 quantitative goodwill impairment tests for these reporting units were not necessary. The Surface Protection and Futura reporting units had goodwill in the amounts of $22.4 million and $13.3 million, respectively, at December 31, 2023.
(h)    Beginning in 2022, and consistent with no expected required minimum cash contributions, no pension expense has been included in calculating earnings before interest, taxes, depreciation and amortization as defined in the Prior Credit Agreement, which is used to compute certain borrowing ratios and to compute non-GAAP net income (loss) from ongoing operations.
(i)    The ABL Facility has customary representations and warranties including, as a condition to each borrowing, that all such representations and warranties are true and correct in all material respects (including a representation that no Material Adverse Effect (as defined in the ABL Facility) has occurred since December 31, 2022). In the event that the Company cannot certify that all conditions to the borrowing have been met, the lenders can restrict the Company’s future borrowings under the ABL Facility. Because a Cash Dominion Period is currently in effect and the Company is required to represent that no Material Adverse Effect has occurred as a condition to borrowing, the outstanding debt under the ABL Facility (all contractual payments due on June 30, 2026) is classified as a current liability in the consolidated balance sheets.
In accordance with the ABL Facility, the lenders have been provided with the Company’s financial statements, covenant compliance certificates and projections to facilitate their ongoing assessment of the Company. Accordingly, the Company believes the likelihood that lenders would exercise the subjective acceleration clause whereby prohibiting future borrowings is remote. As of December 31, 2023, the Company was in compliance with all debt covenants.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com